News Release

News Announcement

Oil-Dri Board of Directors Declares Accelerated Dividends

CHICAGO, IL – (December 4, 2012) – The Board of Directors of Oil-Dri Corporation of America (NYSE: ODC) today declared accelerated cash dividends of $0.36 per share of Common Stock and $0.27 per share of Class B Stock which reflect dividends for the third and fourth quarters of fiscal 2013.

Daniel S. Jaffee, President and Chief Executive Officer said, “We believe the Board’s decision to advance two quarters of expected dividend payments considers the best interests of our stockholders. This is not a special dividend payment or increase but rather an acceleration of the quarterly dividends that would be paid normally over the course of fiscal 2013. This payment will neither require us to take on any new debt nor negatively impact our ability to take advantage of potential business opportunities.”

The dividends declared today will be payable on December 28, 2012, to stockholders of record at the close of business on December 14, 2012. The Board will consider its next regularly scheduled dividend payment at its June 2013 meeting.

Contact

Reagan B. Culbertson, Investor Relations

Oil-Dri Corporation of America

312/706-3256; reagan.culbertson@oildri.com

Ronda J. Williams, Investor Relations

Oil-Dri Corporation of America

312/706-3232; ronda.williams@oildri.com

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Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for industrial, automotive, agricultural, horticultural and specialty markets and the world’s largest manufacturer of cat litter.